Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 9, 2023 relating to the consolidated financial statements of CytoSorbents Corporation (the “Company”) as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and the effectiveness of the Company’s internal control over financial reporting which appears in this annual report on Form 10-K into the Company’s previously filed Registration Statements on Forms S-3 (Registration Nos. 333-226372, 333-194394, 333-193053, and 333-205806) and Forms S-8 (Registration Nos. 333-233459, 333-220630, 333-199852, and 333-203244) and to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 9, 2023